Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports First Quarter 2006 Operating Results

Income from Continuing Operations Increases 27% to $1.8 million and $0.16 per diluted share and Net Interest Income Increases 29%

Total Assets Reached $1 Billion at March 31, 2006

Loans from Continuing Operations Increased 29% to $676 Million at March 31, 2006

versus $525 Million at March 31, 2005

COSTA MESA, Calif., May 1, 2006 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the first quarter ended March 31, 2006.

Overview

During the first quarter of 2006, continuing operations, which consist of the Company’s commercial banking business, generated income of $1.8 million, or $0.16 per diluted share, as compared to $1.4 million, or $0.12 per diluted share in the same quarter of 2005. The exit from our discontinued operations, which consisted of our wholesale mortgage lending business, was completed during the fourth quarter of 2005 and had no effect on the Company’s operating results in the first quarter of 2006. As a result, net income in the first quarter ended March 31, 2006 also totaled $1.8 million, or $0.16 per diluted share, as compared to net income of $1.2 million, or $0.11 per diluted share, in the same quarter of 2005, during which discontinued operations sustained a loss of $157,000, or $0.01 per diluted share.

The increases in income from continuing operations and net income in the quarter ended March 31, 2006, were primarily attributable to an increase in net interest income of $1.9 million, or 29%, which contributed to an improvement in our net interest margin to 3.46% in the first quarter of 2006 from 3.26% in the same quarter of 2005. The increase in net interest income was due primarily to an increase of $4.9 million, or 50%, in interest income in the first quarter of 2006 that more than offset a $3.0 million, or 88% increase in interest expense in the first quarter of 2006. The increase in interest income was attributable primarily to an increase in loan volume. The increase in interest expense was due to increases in prevailing market rates of interest, and, to a lesser extent, an increase in the volume of deposits and other interest bearing liabilities

The increase in net interest income more than offset a decline in non-interest income of $56,000, or 14%, and a $1.1 million, or 27%, increase in non-interest expense in the quarter ended March 31, 2006. The increase in non-interest expense was due to (i) growth-related expenses incurred in connection with the opening, in June 2005, of our Ontario, California Financial Center, and the addition of experienced commercial banking officers at our Financial Centers and our new Corporate Banking Division during the 12 months ended March 31, 2006, and (ii) the recognition of $175,000 of stock-based compensation stock that was attributable to the adoption of SFAS No. 123R (“Share based Payments”) effective January 1, 2006. Stock-based compensation was not required to be recognized in the same period of 2005.

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PMBC Release, Page 2

May 1, 2006

“The success of the expansion of our team of experienced commercial and industrial loan and banking officers has proven itself in the strong numbers generated by this team in our first quarter, increasing our loan portfolio to $676 million, a 29% increase over the same period last year,” stated Raymond E. Dellerba, President and CEO. “We will continue to recruit the best bankers to represent PMB in the business communities in our chosen markets throughout Southern California,” continued Dellerba, “give them the best technology tools and back up their efforts with a highly dedicated and knowledgeable team of support personnel to provide our clients with one-on-one customer service in our financial centers. Also, in the spirit of CRA, we are pursuing additional opportunities to provide lending and other financial services that are designed to meet the community development needs of our Southern California business neighbors,” said Mr. Dellerba.

Results of Continuing Operations

Net Interest Income. Net interest income, a primary measure of bank profitability, increased by $1.9 million, or 29%, to nearly $8.2 million in the first quarter of 2006, from $6.3 million in the first quarter of the prior year, which also enabled us to increase our net interest margin by 20 basis points to 3.46% from 3.26% in the first quarter of 2005. This increase in net interest income was due, for the most part, to a $4.9 million or 50% increase in interest income in the first quarter of 2006. That increase was primarily attributable to an increase in interest earned on loans that resulted primarily from (i) a $151 million, or 29%, increase in loan volume to $676 million at March 31, 2006 from $525 million at March 31, 2005, and (ii) to a lesser extent, increases in prevailing market rates of interest to which the interest rates on our loans are tied. That increase in interest income more than offset an increase, in the first quarter of 2006, in interest expense of $3.0 million, or 88%, which was primarily attributable to increases in (i) the volume of interest-bearing deposits, principally certificates of deposit, (ii) short term borrowings from the Federal Home Loan Bank (FHLB), which were used to fund the increases in loans and other interest earning assets during the first quarter of 2006, and (iii) market rates of interest to which the interest rates on those deposits and bank borrowings are tied.

“The focus we had placed on our commercial banking business was reflected in the improvement in our net interest margin to 3.46% from 3.26%, which was primarily the result of the $151 million increase in our loan volume at March 31, 2006 over March 31, 2005,” said Nancy Gray, CFO.

Non-interest Income. Non-interest income decreased by $56,000, or 14%, to $336,000 in the first quarter of 2006, from $392,000 for the same period in 2005, primarily as a result of a decline in commissions earned by our retail securities brokerage subsidiary, PMB Securities Corp.

Non-interest Expense. Due primarily to the growth of our commercial banking operations, non-interest expense increased by $1.1 million, or 27%, to $5.3 million in the quarter ended March 31, 2006 from approximately $4.2 million in the same quarter of 2005. The increases in non-interest expense were primarily attributable to (i) the June 2005 opening of our new Inland Empire Financial Center in Ontario, along with the addition of commercial loan officers in our Southern California Financial Centers and our new Corporate Banking Division, located in Costa Mesa during the 12 months ended March 31, 2006, and (ii) the recognition of $175,000 of stock-based compensation as a result of the adoption, effective as of January 1, 2006, of SFAS 123R, “Share-Based Payment.” Stock based compensation was not required to be recognized in any years prior to 2006.

Notwithstanding the growth related expenses and the recognition of stock based compensation for the first time in the quarter ended March 31, 2006, our efficiency ratio (operating expenses as a percentage of total revenues from continuing operations) in that quarter was 63%, unchanged from the same quarter of 2005.

Discontinued Operations. As previously reported, in the second quarter of 2005 we decided to discontinue our wholesale mortgage lending business and, accordingly, for accounting purposes that business was classified as discontinued operations beginning in 2005. As we also reported, we completed our exit from that business during the fourth quarter of 2005 and, as a result, those discontinued operations had no financial impact on our operating results in the first quarter of 2006 and also will not have any financial impact on our operating results during the remainder of 2006. By comparison, those discontinued operations sustained a loss of $157,000 in the first of quarter of 2005.

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PMBC Release, Page 3

May 1, 2006

Balance Sheet Growth and Asset Quality

Loans and Assets. Loans from continuing operations (net of the allowance for loan losses) increased by $151 million, or 29%, to $676 million at March 31, 2006, from $525 million at March 31, 2005. This increase in loans contributed to a 12% increase in total assets to $1 billion at March 31, 2006, from $894 million one year earlier.

Deposits and Other Interest Bearing Liabilities. Deposits also increased, growing by $54 million, or 9%, to $625 million at March 31, 2006, from $571 million at March 31, 2005. Non-interest bearing deposits declined by $7 million, or 4%, to $194 million at March 31, 2006, from $201 million at March 31, 2005. This decline, which we believe was largely attributable to a shift of funds by depositors from non-interest bearing demand deposits to money market and other interest-bearing financial instruments as a result of higher and more attractive interest rates being offered on such instruments, was offset by an increase in the volume of interest-bearing deposits of $62 million, or 17% in the first quarter of 2006, comprised of the following: (i) an increase of $13 million, or 8%, in interest-bearing checking, savings, and money market deposits to $170 million at March 31, 2006, from $157 million at March 31, 2005; and (ii) an increase of $49 million, or 23%, in time deposits to $262 million at March 31, 2006, from $213 million at March 31, 2005. That increase in time deposits was primarily the result of a certificate of deposit marketing campaign that we began in the fourth quarter of 2005 primarily to provide us with an additional source of funding to grow our loan volume.

Other interest bearing liabilities consist primarily of FHLB advances which we obtained to fund increases in loans and other earning assets and to manage interest rate risk. At March 31, 2006, FHLB borrowings totaled $259 million as compared to $190 million at March 31, 2005,

Non-Performing Loans and Allowance for Loan Losses. Loans classified as non-performing, 90 days past due, or impaired totaled $449,000, or 0.1% of total loans outstanding, at March 31, 2006, as compared to $11,000, or 0.0% of total loans outstanding, at March 31, 2005. We had no restructured loans at March 31, 2006, or 2005. The allowance for loan losses totaled $5.3 million, or 0.78% of core loans outstanding, at March 31, 2006, as compared to $4.2 million and 0.78%, respectively, at March 31, 2005. We increased the dollar amount of the allowance for loan losses by making provisions for loan losses in the quarter ended March 31, 2006, of $225,000 primarily in response to the increases in loan volume.

Commercial Banking

“Pacific Mercantile Bank now has over $1 billion in total assets, including a $676 million portfolio of loans. In addition, we believe that our strong capitalization, liquidity and financial center locations, coupled with the recent hiring of additional seasoned commercial loan and business development officers, will enable us to take advantage of an improving commercial loan demand market in Southern California to achieve further loan growth,” stated Mr. Dellerba.

Internet Banking

We continue to focus on expanding the functionality of our Internet banking system and the updating of the website to provide our customers convenient and cost-efficient “high-tech” banking services, combined with strong, professional assistance. Our Internet Bank offers a convenient delivery channel for our banking products through our website at www.pmbank.com.

About Pacific Mercantile Bancorp.

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999, and of PMB Securities Corp., which commenced operations in September 2002.

The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

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PMBC Release, Page 4

May 1, 2006

The Bank operates four Orange County financial centers located, respectively, in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano; two Los Angeles County financial centers located, respectively, in the cities of Beverly Hills and Long Beach; one San Diego County financial center in La Jolla; and our first financial center in the Inland Empire, off of the Interstate 10, in Ontario, California, which opened in June of 2005. The PMB South County Financial Center, formerly located in San Clemente, has been relocated to a new building at the corner of Ortega Highway and the “5” Freeway in San Juan Capistrano. This building allows us a more central location in South Orange County and additional space for the expansion of the commercial lending operations. Operations at the San Juan Capistrano Financial Center commenced on April 24, 2006. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Since 2002, we also have provided retail securities brokerage services through our wholly-owned subsidiary, PMB Securities Corp., which is an SEC registered securities broker-dealer and member of the National Association of Securities Dealers, Inc. (NASD). As previously reported, on April 7, 2006, we entered into a stock purchase agreement that provides for the sale by us of all of the stock of PMB Securities Corp. to its President, Gary D. Cohee. It is currently anticipated that the sale will be consummated in the second quarter of this year.

Forward-Looking Statements

This news release contains statements regarding our expectations or beliefs about our future financial performance and trends in our business or markets, which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected future financial performance as set forth in the forward-looking statements contained in this news release. These risks and uncertainties relate to such matters as, but are not limited to:

•	Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we are able to charge on the loans we make or to increase the interest rates we must offer in order to attract or retain deposits, any of which could cause our net interest income and our earnings to decline.

•	Adverse changes in local or national economic conditions, which could lead to a decline in loan volume or an increase in loan delinquencies that would result in declines in our net interest income and in our net income.

•	Adverse changes in Federal Reserve Board monetary policies, which could result in reductions in net interest margins, or in loan demand, and, therefore, could adversely affect our operating results.

•	The risk of a significant decline in real property values in Southern California, which could result in deterioration in the performance of not only our real estate loan portfolio, but also our commercial loan portfolio, because a substantial portion of our commercial loans are secured by real property. Such a decline could require us to increase the provisions we must make for potential loan losses and lead to increases in loan write-offs, which would reduce our earnings and could adversely affect our financial condition.

•	The possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new financial center locations, or if we are unable to successfully enter new markets or introduce new financial products or services that will gain market acceptance.

•	The risk that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California could adversely affect our operating results.

•	Our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results.

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PMBC Release, Page 5

May 1, 2006

•	Increased government regulation which could increase the costs of our operations or make us less competitive.

•	The risk that our decision to concentrate our capital and other resources on our commercial banking business by, among other things, exiting the wholesale mortgage banking business, will not turn out to be successful, in terms of the objectives underlying that decision, including growing our commercial banking business and increasing the efficiency and profitability of our operations.

Certain of these, as well as other, risk factors and uncertainties are discussed in greater detail in the section, entitled “Risk Factors” in Part I of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005 that we filed with the Securities and Exchange Commission on March 16, 2006.

Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in that Annual Report and are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release. The Company disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC Release, Page 6

May 1, 2006

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended March 31,		Percentage Increase/(Decrease)
	2006	2005
Total interest income	$14,596	$9,742	49.8%
Total interest expense	6,442	3,425	88.1%

Net interest income	8,154	6,317	29.1%
Provision for loan losses	225	120	87.5%

Net interest income after provision for loan losses	7,929	6,197	27.9%
Non-interest income
Service charges & fees	163	164	(0.6)%
Other non-interest income	173	228	(24.1)%

Total non-interest income	336	392	(14.3)%
Non-interest expense
Salaries & employee benefits	3,036	2,288	32.7%
Occupancy and equipment	992	909	9.1%
Other non-interest expense	1,314	1,026	28.1%

Total non-interest expense	5,342	4,223	26.5%

Income from continuing operations before income taxes	2,923	2,366	23.5%
Income tax expense	1,163	981	18.6%

Income from continuing operations, net of taxes	1,760	1,385	27.1%
Loss from discontinued operations, net of taxes	0	(157)	N/M

Net Income	$1,760	$1,228	43.3%

Net income (loss) per basic share:
Income from continuing operations	$0.17	$0.14
Loss from discontinued operations	$0.00	$(0.02)

Net Income	$0.17	$0.12

Net income (loss) per diluted share:
Income from continuing operations	$0.16	$0.12
Income Loss from discontinued operations	$0.00	$(0.01)

Net Income	$0.16	$0.11

Weighted average shares outstanding (in thousands)
Basic	10,188	10,110
Diluted	10,839	10,857
Ratios from continuing operations(1)
ROA	0.73%	0.66%
ROE	8.91%	7.45%
Efficiency ratio	62.92%	62.95%
Net interest margin(1)	3.46%	3.26%

(1)	Ratios and net interest margin for the three periods ended March 31, 2006 and 2005 have been annualized.

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PMBC Release, Page 7

May 1, 2006

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	March 31,		Percentage Increase/(Decrease)
	2006	2005
ASSETS
Cash and due from banks	$16,739	$36,543	(54.2)%
Fed funds sold	26,500	62,900	(57.9)%
Interest bearing deposits	341	473	(27.9)%
Investments	265,911	224,112	18.7%
Loans (net of allowance of $5,339 and $4,152, respectively)	675,691	525,311	28.6%
Loans held for sale	0	30,144	(100.0)%
Investment in unconsolidated trust subsidiaries	837	837	0.0%
Other assets	18,067	13,544	33.4%

Total Assets	$1,004,086	$893,864	12.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$193,631	$201,045	(3.7)%
Interest bearing deposits
Interest checking	29,932	20,464	46.3%
Savings/money market	139,872	136,981	2.1%
Certificates of deposit	261,727	212,900	22.9%

Total interest bearing deposits	431,531	370,345	16.5%

Total deposits	625,162	571,390	9.4%
Other borrowings	264,537	200,854	31.7%
Other liabilities	6,650	18,743	(64.5)%
Junior subordinated debentures	27,837	27,837	0.0%

Total liabilities	924,186	818,824	12.9%
Shareholders’ equity	79,900	75,040	6.5%

Total Liabilities and Shareholders’ Equity	$1,004,086	$893,864	12.3%

Tangible book value per share(1)	$8.26	$7.65	8.0%

Shares outstanding	10,218,690	10,160,977

(1)	Excludes accumulated other comprehensive income/loss included in shareholders’ equity.

Average Balances (dollars in thousands)	Three Months Ended March 31,
	2006	2005
Average gross loans (*)	$667,985	$521,072
Average loans held for sale	$0	$33,680
Average earning assets	$953,009	$816,498
Average assets	$982,016	$855,724
Average equity	$80,270	$75,392
Average interest bearing deposits	$403,763	$360,614

(*)	Excludes loans held for sale and allowance for loan loss (ALL).

Credit Quality Data (dollars in thousands)	At March 31
	2006	2005
Total non-performing assets	$449	$11
Net charge-offs year-to-date	$12	$0
Allowance for loan losses	$5,339	$4,152
Allowance for loan losses /gross loans (excl. loans held for sale)	0.78%	0.78%
Allowance for loan losses /total assets	0.53%	0.46%

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